Exhibit 99.1

Contacts:

Cubist Pharmaceuticals, Inc.	Fleishman-Hillard, Inc.
Eileen C. McIntyre	Christine Regan
Senior Director, Corporate Communications	(617) 692-0522
(781) 860-8533	reganc@fleishman.com
eileen.mcintyre@cubist.com

CUBIST PHARMACEUTICALS REPORTS FIRST QUARTER 2005 RESULTS;
REITERATES 2005 ANNUAL CUBICIN REVENUE GUIDANCE OF $110-120 MILLION

Earnings Conference Call & Webcast Today (With Slides) at 5:00 pm ET

Lexington, MA, April 20, 2005 — Cubist Pharmaceuticals, Inc. (Nasdaq:  CBST) today reported results for the first quarter ended March 31, 2005.  Net product revenues for the first quarter of 2005 totaled $20.9 million, compared to $6.3 million for the first quarter of 2004.  Cubist also reiterated its top-line product revenue guidance of $110-120 million in CUBICIN sales for 2005.

Net loss for the first quarter of 2005 was $12.9 million, or $.25 per share, compared to $23.2 million or $.58 per share for the first quarter of 2004.

Total net revenue for the first quarter of 2005 was $23.7 million, compared to $8.5 million for the first quarter of 2004. This increase was attributable primarily to the significant growth in net product sales of CUBICIN and the recognition of $1.2 million of development revenue related to Cubist’s license agreement with Chiron.

Research and development expense for the first quarter of 2005 was $13.7 million, compared to $13.5 million for the first quarter of 2004, and was driven primarily by clinical trial expenses, employee related expenses, the preparation of a second fill-finish site for CUBICIN, and expenses associated with the research and development of HepeX-B™, which was in-licensed in June 2004.

Sales and marketing expense was $9.5 million for the first quarter of 2005, compared to $8.5 million for the first quarter of 2004. This increase is attributable primarily to the expansion of Cubist’s CUBICIN sales force in the first quarter of 2005 resulting in higher payroll and other employee related expenses.

Other expense, net for the first quarter of 2005 was $1.6 million, compared to $2.7 million for the first quarter of 2004. This decrease in other expense reflects lower interest expense charges due to the repayment of $29.0 million of debt at the end of 2004 as well as an increase in interest income due to a higher average cash balance and higher interest rates in the first quarter of 2005, compared to the first quarter of 2004.

As of March 31, 2005, Cubist had $117.2 million in cash, cash equivalents and investments. The total number of common shares outstanding at March 31, 2005 was 53,209,368.

CONFERENCE CALL & WEBCAST INFORMATION

WHEN:  Wednesday, April 20, 2005 at 5:00 pm ET

LIVE DOMESTIC & CANADA CALL-IN:  (800) 473-6123

LIVE INTERNATIONAL CALL-IN:  (973) 582-2706

24-HOUR REPLAY DOMESTIC & CANADA:  (877) 519-4471

REPLAY Digital Pin # 5837112

CALL WILL ALSO BE BROADCAST LIVE, LISTEN ONLY, VIA THE WEB AT:  www.cubist.com

Replay will be available for 30 days via the Internet;

a transcript of the call will be filed with the SEC and will also be available upon request

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development and commercialization of antiinfective products that meet unmet medical needs.  In the U.S., Cubist markets Cubicin® (daptomycin for injection), the first antibiotic in a new class of antiinfectives called lipopeptides.  CUBICIN is currently the only once-daily bactericidal antibiotic approved in the U.S. with activity against both methicillin-susceptible and methicillin-resistant Staphylococcus aureus (MSSA and MRSA) in complicated skin and skin structure infections.  Cubist’s pipeline includes HepeX-B™, a monoclonal antibody biologic currently in the second of two Phase 2 trials to determine its potential for the prevention of infection by the Hepatitis B virus (HBV) in liver transplant patients, and research efforts focused on novel members of the lipopeptide class of molecules and on natural products discovery.  Cubist is headquartered in Lexington, MA.

Cubist Safe Harbor Statement

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and such statements are subject to a variety of risks and uncertainties.  There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements made by Cubist.  These factors include, but are not limited to: (i) the level of acceptance of CUBICIN by physicians, patients, third-party payors, and the medical community generally; (ii) Cubist’s ability to continue to develop, secure additional regulatory approvals for, and successfully market, CUBICIN; (iii) Cubist’s expectations regarding our ability to continue to manufacture sufficient quantities of CUBICIN in accordance with current Good Manufacturing Practices; (iv) commercialization of products that are competitive with CUBICIN; (v) Cubist’s ability to discover or in-license drug candidates; (vi) Cubist’s ability to successfully develop drug candidates in its pipeline, including HepeX-B; (vii) Cubist’s ability to successfully commercialize any product or technology developed by Cubist; (viii) Cubist’s ability to establish and maintain successful manufacturing, sales and marketing, distribution, and development collaborations; (ix) legislative or regulatory changes adversely affecting Cubist or the biopharmaceutical industry; (x) Cubist’s expectations regarding the future market demand and medical need for CUBICIN;  (xi) Cubist’s ability to protect its intellectual property and proprietary technologies; and (xii) Cubist’s ability to finance its operations; (xiii) .  Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Cubist and Cubicin are registered trademarks of Cubist Pharmaceuticals, Inc.;  HepeX-B is a trademark of XTL Biopharmaceuticals Ltd.

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Additional information can be found at Cubist’s web site at www.cubist.com

CUBIST PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(in thousands)

	March 31, 2005	December 31, 2004
ASSETS
Cash, cash equivalents and investments	$117,169	$128,417
Property and equipment, net	47,404	47,948
Other assets	61,870	39,543

Total assets	$226,443	$215,908

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$8,452	$5,504
Accrued expenses	18,445	19,413
Deferred revenue	4,501	4,950
Debt and capital lease obligations	165,166	165,195
Total liabilities	196,564	195,062

Total stockholders’ equity	29,879	20,846

Total liabilities and stockholders’ equity	$226,443	$215,908

CUBIST PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

(in thousands, except share and per share data)

	Three months ended March 31,
	2005	2004
Revenues:
Product revenues, net	$20,889	$6,281
License fee revenues	1,492	1,417
Collaborative agreement and other revenues	1,301	773
Total revenues	$23,682	$8,471

Costs and expenses:
Cost of product revenue	6,925	2,425
Research and development	13,743	13,461
Sales and marketing	9,545	8,549
General and administrative	4,762	4,577
Total costs and expenses	34,975	29,012

Operating loss	(11,293)	(20,541)

Other expense, net:
Interest income	760	423
Interest expense	(2,459)	(3,175)
Other income	110	50
Total other expense, net	(1,589)	(2,702)

Net loss	$(12,882)	$(23,243)

Basic and diluted net loss per common share	$(0.25)	$(0.58)

Basic and diluted weighted average number of common shares	51,506,878	40,142,207